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                                                     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                                           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES



                                                                               Eleven                    Three Months   Three Months
                                                   Years Ended               Months Ended   Year Ended        Ended       Ended
                                 -------------------------------------------------------------------------
                                  January 29,    January 28,    February 3, December 28,    December 27,    March 28,     March 27,
                                     1994           1995           1996       1996             1997           1997          1998
                                                                       (dollars in thousands)

Earnings:
 Net income (loss) before
  provision for income taxes      $ (78,120)     $ (15,109)     $ (55,715)   $ (195,610)   $ (49,643)    $ (8,880)      $ (20,922)
 Interest expense                    16,270         17,567         12,859        10,999       11,742        2,954           2,969
 Portion of rents represent-
  ative of an interest factor         2,777          2,305          2,035         1,536        1,875          469             620
 Distributions on redeemable
  preferred securities of
  subsidiary trust                        -              -              -         3,597       10,282        2,516           2,516
                                  ---------      ---------      ---------    ----------    ---------     --------       ---------
    Total earnings                $ (59,073)     $   4,763      $ (40,821)   $ (179,478)   $ (25,744)    $ (2,941)      $ (14,817)
                                  =========      =========      =========    ==========    =========     ========       =========


Fixed Charges:
 Interest expense                 $  16,270      $  17,567      $  12,859    $   10,999    $  11,742     $  2,954       $   2,969
 Portion of rents representative
  of an interest factor               2,777          2,305          2,035         1,536        1,875          469             620
 Distributions on redeemable
  preferred securities of
  subsidiary trust                        -              -              -         3,597       10,282        2,516           2,516
 Preferred dividends paid               848            848            848         6,136        7,849        1,877           2,194
                                  ---------      ---------      ---------    ----------    ---------     --------       ---------
      Total fixed charges         $  19,895      $  20,720      $  15,742    $   22,268    $  31,748     $  7,816       $   8,299
                                  =========      =========      =========    ==========    =========     ========       =========

 Deficiniency in the coverage of
 combined fixed charges and
 preferred dividends by earnings
 before fixed charges and preferred
 stock dividends, (a).            $ (78,968)     $ (15,957)     $ (56,563)   $ (201,746)   $ (57,492)    $ (10,757)     $ (23,116)
                                  =========      =========      =========    ==========    =========     =========      =========

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(a)     For the purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding pretax income, interest expense, the portion of representative of an interest factor and distributions of redeemable preferred securities of a subsidiary trust. Combined fixed charges and preferred stock dividends consist of interest expense, the portion of rents representative of an interest factor, distribution on redeemable preferred securities of a subsidiary trust and preferred stock dividend requirements of Golden Books and its subsidiaries. For all periods earnings were insufficient to cover combined fixxed charges and preferred stock dividends, therefore, the dollar amount of coverage deficiency is disclosed.